UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2005

Guaranty Federal Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

43-1792717
(I.R.S. employer identification number)

0-23325
(Commission file number)

1341 West Battlefield
Springfield, Missouri 65807
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (417) 520-4333

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INCLUDED INFORMATION

Item 1.01 Entry Into a Material Definitive Agreement

On September 23, 2005, Guaranty Bank (the “Bank”), a wholly-owned subsidiary of Guaranty Federal Bancshares, Inc. (the “Company”), entered into a Resignation and Separation Agreement and Release of All Claims with Eldon Erwin effective as of October 1, 2005 (the “Separation Agreement”) pursuant to which Mr. Erwin agreed to resign from any and all positions that he may hold as an officer, director employee, or agent of the Bank on September 14, 2005, including, but not limited to, as Executive Vice President - Chief Lending Officer. Pursuant to this agreement, Mr. Erwin will receive severance pay in an amount equal to $11,666.68 payable in two equal installments commencing with the first regular payroll date after October 1, 2005, and Mr. Erwin releases any and all rights and claims he has or may have up to October 1, 2005 against the Bank or the Company.

Item 1.02 Termination of a Material Definitive Agreement

Pursuant to the terms of the Separation Agreement, the Bank and Mr. Erwin also agreed to terminate the Employment Agreement between the Bank and Mr. Erwin dated as of November 1, 2004 (the “Employment Agreement”). The Separation Agreement is effective as of October 1, 2005, and under the terms of this agreement, the parties agree that Mr. Erwin’s employment with the Bank and the Employment Agreement will be terminated as of September 14, 2005. Under the terms of the Employment Agreement, Mr. Erwin agreed to be employed by the Bank as the Executive Vice President - Chief Lending Officer for a period of two years (subject to certain extension periods upon approval of the Board of Directors of the Bank), and as compensation, Mr. Erwin agreed to a base salary of $140,000 per year. The Employment Agreement also provided for the payment to Mr. Erwin of a lump sum of 1.99 times his base salary if a “Change of Control” (as defined in the Employment Agreement) occurs during the term of the agreement and Mr. Erwin’s employment is terminated at any time within the greater of 12 months or the then remaining term of the agreement after the Change of Control is consummated.

STLD01-1191322-1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guaranty Federal Bancshares, Inc.

By:

 /s/ Shaun A. Burke______________
Shaun A. Burke
President and Chief Executive Officer
Date: October 6, 2005